Exhibit 99.1

Gentherm Reports 2018 Third Quarter Results

Achieved Quarterly Revenue Growth Despite Industry Headwinds

Updates Full Year 2018 Guidance and Reaffirms 2021 Outlook

NORTHVILLE, Michigan, October 25, 2018 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the third quarter ended September 30, 2018.

Third Quarter Highlights

•	Product revenues of $258.9 million increased 9.8% from $235.9 million in the third quarter of 2017
•	GAAP loss per share was $0.01 as compared to GAAP earnings per share of $0.18 for the prior-year period
•

Adjusted earnings per share, excluding impairment loss, restructuring expenses, unrealized currency loss, and expenses and other impacts related to acquisitions (see table herein), was $0.54. Adjusted earnings per share in the prior-year period was $0.36

•	Secured record automotive new business awards totaling approximately $470 million in the quarter, of which 50% represents Climate Control Seat (CCS®)
•	Repurchased $43.9 million of the Company’s stock

Phil Eyler, the company's President and CEO, said “I am excited about the continued progress we are making with our focused growth strategy. Despite the production headwinds in the industry, we achieved organic growth in automotive, outperforming our key markets by over 600 basis points. For the first time in six quarters, we delivered sequential and year-over- year revenue growth in CCS®. We had many exciting launches in the quarter, of note were the BMW X5 and 8 Series, comprised of significant incremental Gentherm content. We secured nearly $1.3 billion of new awards from top auto makers around the world year to date. In just three quarters, we have already surpassed our record of $1.2 billion in awards in 2017. In Medical, we delivered strong double-digit growth both sequentially and year over year.”

Continued Eyler, "In addition, we continue to lower operating expenses through the Fit-for-Growth program, which gives us confidence in achieving the adjusted EBITDA guidance for the year. The momentum we are seeing in new awards and the increased focus on margin position us well to achieve our 2021 outlook.”

2018 Third Quarter Financial Review

Product revenues for the third quarter of 2018 of $258.9 million grew $23.1 million, or 9.8%, as compared to the prior-year period.  The year-over-year growth was comprised of a $21.4 million, or 9.9%, increase in the Automotive segment and a $1.7 million, or 8.1%, increase in the Industrial segment. Adjusting for the Etratech acquisition and foreign currency translation, organic product revenues increased 3.9% year over year.

Product revenues grew despite lower than expected automotive production in the Company’s key markets which include North America, Europe, Japan, Korea and China. When compared with IHS Markit's mid-July forecast for the third quarter of 2018, actual light vehicle production was approximately 6 percentage points below forecast. In addition, when compared to the third quarter of 2017, actual light vehicle production declined by approximately 3% in the Company’s key markets.

The $21.4 million, or 9.9%, increase in automotive revenue was driven by growth in all products except Seat Heaters. This amount included $12.0 million from the acquisition of Etratech and a small negative impact from currency translation.  Adjusting for those factors, the organic growth in the automotive segment was 3.5%. Importantly CCS® returned to growth increasing 4.5% to $97.9 million. Battery Thermal Management (BTM) also increased significantly, growing $4.7 million, or 170.9%, due to the continued rollout of the new thermoelectric based technology launched during the year.  Partially offsetting these were declines in seat heaters and lower revenue at Etratech.  Seat heater revenue, which was more impacted by lower European automotive production due to Worldwide Harmonized Light Vehicle Test Procedure (WLTP) and the declining vehicle production in China than the Company’s other products, decreased by $7.0 million, or 9.0%. On a pro-forma basis, Etratech revenue declined by $2.5 million, or 17.1%. The lower shipments of electronic modules was due to the softening recreational vehicle market and OEM discontinuations of two sedan models. Excluding Etratech, the automotive segment organic growth was 4.9%.

The $1.7 million increase in Industrial segment revenue was driven by an increase of $2.4 million, or 39.7%, in Cincinnati Sub-Zero (CSZ) medical revenue, resulting from the positive momentum from the new direct sales model. This increase was partially offset by lower revenue from the CSZ industrial chamber business and Global Power Technologies (GPT), which are classified as assets held for sale.

See the “Revenue by Product Category” table enclosed herein for additional detail.

The gross margin rate declined to 28.2% in the current year period, as compared to 29.8% in the prior-year period, primarily as a result of the lower margin on product revenues of Etratech, lower margin on BTM associated with the launch phase of the new actively cooled technology programs and the initial impact from tariffs which became effective during the quarter. These were partially offset by improved product mix and fixed cost leverage from higher unit volume.

Net research and development expenses of $19.1 million in the third quarter of 2018 declined $0.7 million, or 3.4%, year over year. R&D expenses continue to steadily decrease during the year and were down 18.2% from the 2018 first quarter and down 9.4% from the 2018 second quarter. These sequential decreases are the direct result of the Company’s focused portfolio and Fit-for-Growth cost reduction initiatives. The decline for the quarter was partially offset by an increase of $1.5 million associated with both the acquisition-related research and development costs of Etratech and higher costs for product development activities related to new products for both automotive and medical businesses.

Selling, general and administrative expenses of $32.6 million in the third quarter of 2018 decreased $1.8 million, or 5.2%, versus the prior-year period. Early stage cost savings from the Fit-for-Growth program more than offset increased costs associated with the acquisition of Etratech and the mark-to-market impact of stock compensation. On a sequential basis, SG&A decreased 3.2% from the 2018 second quarter and 11.7% from the 2018 first quarter after adjusting for the higher mark-to-market adjustment on cash settled stock options.

During the quarter, the Company recognized $5.8 million in restructuring expenses which resulted from completed actions associated with its Fit-for-Growth initiatives. Total implemented actions to date are expected to deliver annualized savings of approximately $30 million. The Company has now identified a total of $65 million of savings against its annualized target of $75 million by 2021. In addition to the restructuring expenses, the Company recorded an impairment loss totaling $11.5 million, or $0.31 per share, associated with the Company’s plans to divest GPT and the CSZ industrial chamber business, both of which are included in the Industrial segment. The loss is not expected to be deductible for income tax purposes.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $35.7 million during the third quarter of 2018 compared to $25.9 million in the prior year, a year-over-year increase of $9.8 million.

Income tax expense in the third quarter of 2018 was $3.7 million on pre-tax earnings of $3.3 million. Adjusting for the $11.5 million non-deductible impairment loss, the effective tax rate for the quarter was 25%. This rate differed from the Federal statutory rate of 21%, primarily due to higher tax rates in foreign tax jurisdictions. The Company expects its effective tax rate to be approximately 24% during the 2018 fourth quarter.

During the third quarter, the Company incurred a net foreign currency gain of $0.1 million, which included a net realized gain of $1.1 million, partially offset by a net unrealized loss of $1.0 million. This unrealized loss was primarily the result of holding a portion of its U.S. Dollar cash at the Company’s subsidiaries in Europe, as well as certain intercompany relationships. In the prior-year period, the Company recognized a net foreign currency loss of $7.3 million, which primarily represented a net unrealized foreign currency loss also related to the Company’s cash held at its European subsidiaries and intercompany cash balances.

The Company reported a loss per share for the third quarter of 2018 of $0.01, compared to earnings per share of $0.18 for the prior-year period, mainly driven by the aforementioned impairment loss. Adjusted earnings per share, excluding restructuring expenses, impairment loss, unrealized currency loss, acquisition transaction expenses and other items (see table included below), was $0.54. Adjusted earnings per share in the prior-year period was $0.36.

During the third quarter of 2018, the Company repurchased approximately 938,000 shares of its stock at a cost of $43.9 million. The Company repurchased an additional 701,000 shares at a cost of $29.1 million in October through October 24, pursuant to a plan adopted in accordance with Rule 10b5-1, bringing program-to-date repurchases to $101.8 million. As a result, there remains $198.2 million available under the current repurchase authorization.

Guidance

Based on IHS Markit's October automotive production forecasts, current forecasted product mix and other estimates, the Company updated its 2018 guidance as follows:

•

Product revenues is expected to grow approximately 7% to approximately $1.05 billion, reflecting approximately 1% organic growth and the full-year contribution from Etratech, which was acquired in November 2017

•	Operating expense is expected to be approximately 20% of product revenues
•	Gross margin rate is expected to be approximately 29%
•	Adjusted EBITDA is expected to be approximately 14% of product revenues
•	Capital expenditures are expected to be approximately $50 million
•	ROIC is expected to be approximately 12%

Additionally, the Company reaffirmed its 2021 outlook previously provided on June 25, 2018.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 AM Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13683747.

A simultaneous webcast of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

For those unable to listen to the live broadcast, a webcast replay will also be available on the Company’s website as noted above.

A telephonic replay will be available at approximately 2 hours after the call until 11:59 p.m. Eastern Time on November 8, 2018. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13683747.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 13,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events.  The forward-looking statements included in this release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise or customers may develop their own products to replace the Company’s products, currency exchange rates may change unfavorably, pricing pressures from customers may increase, the Company’s workforce and operations could be disrupted by civil or political unrest in the countries in which the Company operates, free trade agreements may be altered in a manner adverse to the Company, cost-savings measures may not be achievable or may need to be reversed, assets held for sale may not be sold quickly or at all, the Company may be unable to repurchase its shares of common stock at favorable prices or at all, due to market conditions, applicable legal requirements, debt covenants or other restrictions, compliance with covenants and other restrictions under the Company’s credit facility, medical device regulations could change in an unfavorable manner, oil and gas prices could fluctuate causing adverse consequences, and other adverse conditions in the industries in which the Company operates may negatively affect its results.  In addition, such forward-looking statements do not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof.

The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company's annual report on Form 10-K for the year ended December 31, 2017 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Product revenues	$258,939	$235,853	784,607	$728,498
Cost of sales	185,800	165,667	558,452	494,843
Gross margin	73,139	70,186	226,155	233,655
Operating expenses:
Net research and development expenses	19,056	19,721	63,382	60,633
Selling, general and administrative expenses	32,552	34,331	97,920	96,912
Restructuring expenses	5,818	—	12,898	—
Total operating expenses	57,426	54,052	174,200	157,545
Operating income	15,713	16,134	51,955	76,110
Interest expense	(1,241)	(1,250)	(3,661)	(3,633)
Foreign currency gain (loss)	125	(7,340)	721	(21,920)
Impairment loss	(11,476)	—	(11,476)	—
Other income (loss)	212	(360)	1,538	145
Earnings before income tax	3,333	7,184	39,077	50,702
Income tax expense	3,688	630	9,807	10,233
Net income (loss)	$(355)	$6,554	$29,270	$40,469
Basic earnings (loss) per share	$(0.01)	$0.18	$0.80	$1.10
Diluted earnings (loss) per share	$(0.01)	$0.18	$0.80	$1.10
Weighted average number of shares – basic	36,104	36,742	36,364	36,713
Weighted average number of shares – diluted	36,448	36,805	36,470	36,831

GENTHERM INCORPORATED
REVENUE BY PRODUCT CATEGORY
(Unaudited, in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	% Diff.		2018	2017	% Diff.
Climate Control Seat (CCS)	$97,885	$93,703	4.5%		$276,783	$294,564	-6.0%
Seat Heaters	70,768	77,793	-9.0%		235,164	229,242	2.6%
Steering Wheel Heaters	18,095	16,439	10.1%		53,192	45,983	15.7%
Automotive Cables	24,961	23,645	5.6%		77,471	67,329	15.1%
Battery Thermal Management (BTM)	7,461	2,754	170.9%		18,863	7,181	162.7%
Etratech	12,038	—	-17.1	%(1)	42,427	—	2.6	%(1)
Other Automotive	5,368	841	539%		13,518	8,521	58.7%
Subtotal Automotive	$236,576	$215,175	9.9%		$717,418	$652,820	9.9%
Remote Power Generation (GPT)	4,280	4,492	-4.7%		14,013	19,405	-27.8%
Cincinnati Sub-Zero Products (CSZ)	18,083	16,186	11.7%		53,176	56,273	-5.5%
Subtotal Industrial	$22,363	$20,678	8.1%		$67,189	$75,678	-11.2%
Total Company	$258,939	$235,853	9.8%		$784,607	$728,498	7.7%

(1)Amount represents the pro-forma growth for Etratech by comparing the amount of revenue during the 2018 period to Etratech’s revenue during the prior year period which totaled $14,516 and $41,347, respectively, which is not included in Gentherm’s revenue since the acquisition did not occur until November 1, 2017.

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income (loss)	$(355)	$6,554	$29,270	$40,469
Add Back:
Income tax expense	3,688	630	9,807	10,233
Interest expense	1,241	1,250	3,661	3,633
Depreciation and amortization	12,826	11,399	38,505	32,447
Adjustments:
Restructuring expenses	5,818	–	12,898	–
Impairment loss	11,476	–	11,476	–
Unrealized currency loss	991	6,039	101	19,425
Adjusted EBITDA	$35,685	$25,872	$105,718	$106,207

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, impairment loss, restructuring expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Future Full Year Periods (estimated)
	2018	2017	2018	2017	2018	2019	2020	Thereafter
Non-cash purchase accounting impacts
Customer relationships amortization	2,607	2,057	6,043	5,883	10,243	8,103	6,820	34,505
Technology amortization	985	937	2,387	2,151	2,975	2,419	2,419	4,768
Trade name amortization	—	46	—	131	—	—	—	—
Inventory fair value adjustment	30	—	89	—	118	39	—	—
Other effects
Unrealized currency loss	990	6,039	100	19,422
Restructuring expenses	5,886	—	13,027	—
Impairment loss	11,476	—	11,476	—
Total acquisition transaction expenses, purchase accounting impacts and other effects	$21,974	$9,079	$33,122	$27,587	$13,336	$10,561	$9,239	$39,273
Tax effect of above	(2,111)	(2,374)	(4,048)	(7,250)	(2,172)	(1,548)	(1,251)	(4,072)
Net income effect	$19,863	$6,705	$29,074	$20,337	$11,164	$9,013	$7,988	$35,201

Earnings per share - difference
Basic	$0.55	$0.18	$0.80	$0.56
Diluted	$0.55	$0.18	$0.80	$0.55
Adjusted earnings per share
Basic	$0.54	$0.36	$1.60	$1.66
Diluted	$0.54	$0.36	$1.60	$1.65

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$47,152	$103,172
Accounts receivable, less allowance of $1,114 and $973, respectively	183,476	185,058
Inventory:
Raw materials	61,770	64,175
Work in process	6,671	16,139
Finished goods	40,148	41,095
Inventory, net	108,589	121,409
Derivative financial instruments	1,299	213
Prepaid expenses and other assets	57,846	51,217
Assets held for sale	56,184	—
Total current assets	454,546	461,069
Property and equipment, net	189,005	200,294
Goodwill	55,705	69,685
Other intangible assets, net	60,202	83,286
Deferred financing costs	733	936
Deferred income tax assets	73,221	30,152
Other non-current assets	11,617	37,983
Total assets	$845,029	$883,405
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$88,991	$89,596
Accrued liabilities	72,544	77,209
Current maturities of long-term debt	3,429	3,460
Derivative financial instruments	—	1,050
Liabilities held for sale	13,473	—
Total current liabilities	178,437	171,315
Pension benefit obligation	7,312	7,913
Other liabilities	7,488	2,747
Long-term debt, less current maturities	98,000	141,209
Deferred income tax liabilities	3,471	6,347
Total liabilities	294,708	329,531
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 35,748,829 and 36,761,362 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	218,569	265,048
Paid-in capital	14,293	15,625
Accumulated other comprehensive loss	(33,877)	(20,444)
Accumulated earnings	351,336	293,645
Total shareholders’ equity	550,321	553,874
Total liabilities and shareholders’ equity	$845,029	$883,405

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Operating Activities:
Net income	$29,270	$40,469
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	38,721	32,663
Deferred income taxes	(19)	(9,059)
Stock compensation	6,360	8,559
Defined benefit plan (income) expense	(219)	96
Provision of doubtful accounts	247	(353)
Loss on sale of property and equipment	2,273	868
Impairment loss	11,476	—
Changes in operating assets and liabilities:
Accounts receivable	(13,855)	(5,581)
Inventory	(3,510)	(4,407)
Prepaid expenses and other assets	(7,867)	(555)
Accounts payable	8,376	(7,433)
Accrued liabilities	(712)	(39,896)
Net cash provided by operating activities	70,541	15,371
Investing Activities:
Proceeds from the sale of property and equipment	703	41
Final payment for acquisition of subsidiary, net of cash acquired	(15)	(2,000)
Purchases of property and equipment	(31,815)	(37,181)
Net cash used in investing activities	(31,127)	(39,140)
Financing Activities:
Borrowing of debt	18,000	—
Repayments of debt	(61,210)	(25,906)
Cash paid for the cancellation of restricted stock	(882)	(1,100)
Proceeds from the exercise of Common Stock options	14,062	2,434
Cash paid for the repurchase of restricted stock	(64,151)	(5,326)
Net cash used in financing activities	(94,181)	(29,898)
Foreign currency effect	(1,253)	24,106
Net decrease in cash and cash equivalents	(56,020)	(29,561)
Cash and cash equivalents at beginning of period	103,172	177,187
Cash and cash equivalents at end of period	$47,152	$147,626
Supplemental disclosure of cash flow information:
Cash paid for taxes	$19,255	$67,160
Cash paid for interest	$3,617	$3,171
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$3,893	$3,873

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